EXHIBIT 99.1
May 15, 2007
Power Efficiency Corporation Reports Q1 2007 Results and Outlook for Q2 2007 and Beyond
LAS VEGAS—(BUSINESS WIRE)—Power Efficiency Corporation (OTCBB: PEFF.OB), a developer and manufacturer of advanced energy savings technologies for electric motors, today announced its first quarter 2007 financial results on Form 10-QSB. Power Efficiency’s Chairman and CEO, Steven Strasser, had the following comments on the first fiscal quarter of 2007 and looking forward to Q2 and beyond.
“Although sales for the first quarter of 2007 were roughly in line with past quarters, as we previously announced, we expect sales for the second quarter to show a very significant improvement. Furthermore, the Company made great strides in areas we believe are important for developing long term shareholder value. For example, the Company:
•	Entered Q2 with purchase orders that exceed all of fiscal year 2006 sales.

•	Recently received notification that our digital products passed all Canadian Standards Association (CSA) and Underwriters Laboratories (UL) tests. We expect to receive formal reports from these certification agencies soon and will make a more complete product announcement at that time.

•	Has entered testing and negotiations with several original equipment manufacturers of motors and motor-driven equipment, with the goal of making our technology a standard component on many thousands of pieces of new equipment and motors.

•	Made two important patent filings around energy savings for constant speed motors.

•	Completed an important equity financing with very notable and accomplished investors, at an effective purchase price of $0.30 per share.

•	Received a prescriptive rebate from the SureBet Program, covering the major utilities in Nevada, which provides customers a rebate of $20 per horsepower for installations on escalators.
“More recently we have commenced product sales under the previously announced utility financing program with a major utility in California, and have hired two very experienced executives to focus on large strategic accounts and product management.
“I am very optimistic about the Company’s opportunities in 2007. Together with very knowledgeable and accomplished investors, I have recently made a substantial investment in the Company reflecting my confidence in its future success. I believe we have excellent technology, a great team of people, and the market continues to get better and better.”
About Power Efficiency Corporation
Power Efficiency Corporation develops and markets advanced energy saving technologies for electric motors. The Company’s first product is an energy saving soft start. The product gradually brings an electric motor from rest to full speed. Once at full speed, the Company’s patented technology works like cruise control for a car; it delivers the motor just enough electricity to maintain a constant operating speed, whether the motor is heavily or lightly loaded. The technology saves energy on motors found in applications such as escalators, elevators, grinders, granulators, mixers, saw mills and more. The controllers have also been shown to reduce the operating heat of the motor, producing significant motor life extension and downtime reduction benefits. Power Efficiency’s products are CE Marked and CSA certified. The Company is also developing products to reduce the amount of electricity used by appliances and light commercial equipment, such as refrigerators, residential air conditioning and shop tools. For more information visit www.powerefficiency.com.

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s 2006 Annual Report. Power Efficiency assumes no obligation to update the information in this release.
Contact:
Power Efficiency Corporation
Investor Relations:
B.J. Lackland, 702-697-0377
Chief Financial Officer
blackland@powerefficiency.com